Exhibit 14.14

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Valesul Aluminio S.A.

We consent to the incorporation by reference in the registration statement (File Nos. 333-110867; 333-10867-01) on Form F-3 of Companhia Vale do Rio Doce and Vale Overseas Limited, of our audit report dated January 7, 2003, relating to the statements of income, changes in stockholder’s equity and comprehensive income/loss and cash flows of Valesul Aluminio S.A. for the year ended December 31, 2002, which report appears in the Form 20-F of Vale Overseas Limited and Companhia Vale do Rio Doce for the year ended December 31, 2004.

/s/ KPMG Auditores Independentes

KPMG Auditores Independentes

Rio de Janeiro, Brazil

May 30, 2005